Methode Electronics' Board Approves Dividend

CHICAGO, IL -- (Marketwire - June 24, 2010) - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced today that its board of directors has declared a quarterly dividend of $0.07 per share to be paid on July 30, 2010, to common stockholders of record at the close of business on July 16, 2010.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, the Czech Republic, Germany, India, Lebanon, Malta, Mexico, the Philippines, Singapore, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak
Dresner Corporate Services
312-780-7205
kwalczak@dresnerco.com

Philip Kranz
Dresner Corporate Services
312-780-7240
pkranz@dresnerco.com